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                                                                      EXHIBIT 12

                             CARRIAGE SERVICES, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (UNAUDITED AND IN THOUSANDS)

                                                                                                                NINE
                                                                                                             MONTHS ENDED
                                                                                                             SEPTEMBER 30,
                                          1996*         1997           1998          1999         2000**          2001
                                       -----------   -----------   -----------   -----------   -----------   -------------
Fixed charges:
  Interest expense                     $     4,347   $     5,889   $     9,720   $    17,358   $    20,705    $    15,359
  Amortization of capitalized
    expenses related to debt                   150           200           150           242         1,026            570
  Rental expense                               308           629           720           876         1,606          1,127
                                       -----------   -----------   -----------   -----------   -----------    -----------
Total fixed charges before
    capitalized interest and
    preferred stock dividends                4,805         6,718        10,590        18,476        23,337         17,056
Capitalized interest                           250           450           600           686           770            250
                                       -----------   -----------   -----------   -----------   -----------    -----------
    Total fixed charges                      5,055         7,168        11,190        19,162        24,107         17,306
Preferred stock dividends                    1,037         1,627         1,082           167            88             44
                                       -----------   -----------   -----------   -----------   -----------    -----------
    Total fixed charges
      plus preferred dividends               6,092         8,795        12,272        19,329        24,195         17,350
                                       -----------   -----------   -----------   -----------   -----------    -----------
Earnings (loss) available for fixed
charges:
Earnings (loss) before income taxes,
    extraordinary item and cumulative
    effect of change in accounting
    principle                                  345         8,217        17,023        19,361      (101,035)         8,083
Add fixed charges before
    capitalized interest and
    preferred stock dividends                4,805         6,718        10,590        18,476        23,337         17,056
                                       -----------   -----------   -----------   -----------   -----------    -----------
Total earnings (loss) available
    for fixed charges                  $     5,150   $    14,935   $    27,613   $    37,837   $   (77,698)   $    25,139
                                       ===========   ===========   ===========   ===========   ===========    ===========
Ratio of earnings (loss) to
    fixed charges (1)                         1.02          2.08          2.47          1.97         (3.22)          1.45
                                       ===========   ===========   ===========   ===========   ===========    ===========
Ratio of earnings (loss) to fixed
    charges plus dividends (1)                0.85          1.70          2.25          1.96         (3.21)          1.45
                                       ===========   ===========   ===========   ===========   ===========    ===========

(1) For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges plus dividends: (i) earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and (ii) "fixed charges" consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property. There were no dividends paid or accrued on the Company's Common Stock during the periods presented above.

* Earnings were inadequate to cover fixed charges and preferred stock dividends by $942,000 for 1996.
** Earnings were inadequate to cover fixed charges and to cover fixed charges plus preferred stock dividends by $101,805,000 and $101,893,000, respectively, for 2000.